Exhibit 99 - Explanation of Response

Footnote 1
Represents the following shares beneficially owned by
Terry Lee Ledbetter, Jr. ("Terry Ledbetter, Jr."): (i)
601,344 shares held by the Terry Lee Ledbetter, Jr.
1999 Grantor Trust No. 2 for which Terry Ledbetter,
Jr. serves as co-trustee with Bradford Luke Ledbetter
("Luke Ledbetter"), with whom he shares voting and
dispositive power over such shares; (ii) 3,499,476
shares held by the following trusts for which Terry
Ledbetter, Jr. serves as co-trustee with Luke
Ledbetter, with whom he shares voting power and with
whom, together with an independent trustee, he shares
dispositive power over such shares:  (A)  996,540
shares held by the Terry Lee Ledbetter, Jr. 2006
Grantor Trust No. 2; (B) 605,710 shares held by the
Terry Lee Ledbetter, Jr. 2010 Grantor Trust No. 2; (C)
986,794 shares held by the Bradford Luke Ledbetter
2006 Grantor Trust No 2; and (D) 910,432 shares held by the Bradford Luke Ledbetter 2010 Grantor Trust No.
2; and (iii) 859,332 shares held by The Ledbetter
Descendants Irrevocable 2012 Trust for which Terry
Ledbetter, Jr. serves as sole trustee and has sole voting and dispositive power over such shares.